Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS RECORD FOURTH QUARTER AND YEAR-END 2010 RESULTS:

•
Full year 2010 income from continuing operations was $60.6 million, or $1.54 per diluted share, versus $38.9 million, or $1.04 per diluted share (excluding restructuring and acquisition-related expenses), in 2009, representing a 55.6 percent improvement

•
Income from continuing operations for the fourth quarter of 2010 was $17.4 million, or $0.44 per diluted share, a 10.2 percent increase from the fourth quarter of 2009 of $15.8 million, or $0.41 per share (excluding restructuring and acquisition-related expenses)

•
Fourth quarter and full-year revenues grew by $32.2 million, or 15.1 percent, and $188.1 million, or 25.9 percent, respectively, compared to prior year periods and represent quarterly and full-year revenue records

•	Total contract backlog remained solid at $408.7 million, while stronger bidding conditions are prevailing in early 2011

•	Expecting 2011 to be strongest in history of Insituform, on continued momentum in every business segment. 2011 earnings per diluted share expected to be in the range of $1.75 to $1.90

Chesterfield, MO – February 24, 2011 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported fourth quarter income from continuing operations of  $17.4 million ($0.44 per diluted share), representing a 10.2 percent increase from the fourth quarter of 2009, when income from continuing operations, excluding restructuring and acquisition-related charges was $15.8 million ($0.41 per diluted share) (non-GAAP).

For the full year of 2010, income from continuing operations was $60.6 million, or $1.54 per diluted share, compared to $38.9 million, exclusive of restructuring and acquisition-related charges, or $1.04 per diluted share, for the full year of 2009 (non-GAAP).

The fourth quarter 2009 results were impacted by restructuring and acquisition-related pre-tax charges of $5.5 million ($4.0 million after-tax, or $0.10 per diluted share).  Approximately $5.2 million related to the previously announced reorganization of our European Sewer Rehabilitation segment and closure of our Corrpro Companies, Inc. (“Corrpro”) paint-team operations.

Fourth quarter net income was $17.4 million, or $0.44 per diluted share.  This compares to $15.7 million, exclusive of restructuring and acquisition-related charges, or $0.40 per diluted share, for the fourth quarter of 2009 (non-GAAP).  For the full year of 2010, net income was $60.5 million, or $1.53 per diluted share, compared to net income of $34.9 million, exclusive of restructuring and acquisition-related charges, or $0.93 per diluted share, for the full year of 2009 (non-GAAP).

Joe Burgess, President and Chief Executive Officer, commented, “I am very pleased to close out 2010 on a strong note with the achievement of record results for both the fourth quarter and the full year.  We had strong performances from Energy and Mining and Europe, and our North American sewer margins rebounded nicely in the fourth quarter as well.  Our contract backlog was down at year-end due to the delayed timing of several large bids in our North American Sewer Rehabilitation and Energy and Mining operations.  We expect increasing prospects in all of our markets in 2011, particularly our Energy and Mining segment.”

“We have dramatically increased our profitability and returns over the last three years, and we are continuing our vigorous pursuit of strategic growth opportunities and operational improvements for each of our businesses.  We continue to have momentum throughout our Company and we expect 2011 to be another strong growth year for Insituform.  We anticipate 2011 earnings per share to be in the range of $1.75 to $1.90.”

“Gross margins in North American Sewer Rehabilitation bounced back this quarter to 23.7 percent and, more importantly, the operation achieved a 12.1 percent operating margin, much more in line with our expectations.  We have continued to make progress with respect to improving our project management execution and the creation of a more performance-driven culture.  Market conditions continue to be solid in most areas of the United States, and we continue to believe that the market will grow modestly in 2011.  With the combination of growth and continued operational improvements, we believe that the earnings power of this business is significant.”

“Our European Sewer Rehabilitation operation had its strongest quarterly operating income in many years, and it achieved an operating margin of 11.2 percent, despite a 6.0 percent decrease in revenue.  We have realized the anticipated cost savings from our 2009 restructuring efforts, and we are experiencing significantly improved profitability from our manufacturing operations as a result of efficiency gains, increased third party tube sales and optimization of transfer prices.  While our contract backlog at the end of the year was lower than prior years, we expect to see growth in backlog in future months as a result of growth in the United Kingdom, as it moves through its cyclical spending pattern.  The backlog decline also reflects our decision in 2009 to exit the Romanian, Polish and Belgian contracting markets.  We expect to see continued momentum in 2011 for our European business as economic conditions recover and we continue to pursue increased manufacturing optimization and growth in third party tube sales.”

“Our Asia-Pacific Sewer Rehabilitation business was weaker this quarter, principally due to our Indian operation, which was hampered by continued project delays.  However, performance in Australia, Hong Kong and Singapore was strong, and our backlog in these markets remains robust.  As we have discussed for some time, we anticipate a return of project bidding activity in India very soon.  We now have March 2011 release dates for several large projects in India, and we are confident of a more robust market for the remainder of the year.  With the return of project activity in India, along with increasing market opportunities in our other operations and new markets in Asia, we anticipate significant improvements in profitability in 2011 in this strategic growth business.”

“While the results in our Water Rehabilitation operation were below our expectations in the fourth quarter, we continued to broaden our operating capability with the InsituMain® product line, with installations in pipe diameters up to 36 inches.  As we get through the winter months in 2011, we anticipate order flow to pick up, as we have line of sight on a significant number of large projects to be bid or negotiated in 2011.  Most importantly, we are also continuing to pursue growth opportunities to bring about stronger operating capability in the water segment.”

“Energy and Mining continued its strong momentum in the fourth quarter.  Operating income improved by more than 38 percent over the prior year period, with strong results in each business line, with the most significant increase coming from Bayou as a result of several large gas pipeline coating projects in New Iberia.  While Bayou delivered strong operating income gains in the fourth quarter and the full year of 2010, we also enjoyed spectacular results in our 49 percent owned coating joint venture in Baton Rouge.  This operation delivered $4.3 million in equity earnings for 2010, significantly outpacing earnings in any year in its history.  United Pipeline Systems achieved yet another record year, and will begin 2011 with its strongest backlog in history.  Corrpro also finished strong in 2010, and market conditions in North America continue to be strong.  We are pursuing significant opportunities for these businesses in the Middle East and Asia and should achieve meaningful progress during 2011.  We are extremely optimistic that the Energy and Mining platform will be a significant growth engine for the Company with sustained global energy demand and solid commodity pricing.”

Consolidated revenues in the fourth quarter of 2010 were $246.0 million, a 15.1 percent increase over the fourth quarter of 2009.  This increase was primarily due to strength in our Energy and Mining and North American Sewer Rehabilitation segments.  Revenues in our Energy and Mining segment increased $24.6 million, or 30.6 percent, compared to the fourth quarter 2009, primarily as a result of significantly increased activity in our industrial contracting and pipe coating businesses. Revenues in our North American Sewer Rehabilitation segment increased by $9.2 million, or 9.7 percent, compared to the fourth quarter 2009, reflective of a concerted effort to monetize recent backlog strength.  In addition, third-party product sales in our North American Sewer Rehabilitation segment were $4.4 million in the fourth quarter of 2010, compared to $2.5 million in the fourth quarter of 2009.  Revenues in our European Sewer Rehabilitation segment declined $1.4 million, or 6.0 percent, quarter over quarter, primarily due to continuing market weakness in France and the United Kingdom.  Our Asia-Pacific Sewer Rehabilitation and Water Rehabilitation segments were relatively flat, quarter over quarter.

Consolidated gross profit for the fourth quarter of 2010 totaled $60.3 million, an increase of $1.4 million, or 2.4 percent, from the same period in 2009.  The increase in gross profit was primarily due to the increase in revenues previously discussed, partially offset by a decline in gross profit margins. During the fourth quarter of 2010, our Energy and Mining segment gross profit increased by $3.8 million, or 16.2 percent, quarter over quarter, primarily due to significant improvement in our coating operations as a result of large coating projects for onshore gas projects in the southeast United States. Additionally, the fourth quarter of 2010 included the gross profit from Bayou Perma-Pipe Canada, our Canadian pipe coating joint venture (“Bayou-Canada”), and Bayou Delta Double Jointing, our specialty welding joint venture (“DDJ”), which were recent start-ups.  These collectively added $3.9 million in gross profit in the fourth quarter of 2010. Our gross margins in the Energy and Mining segment were lower in the fourth quarter of 2010 as a result of lower margin projects being performed in certain international markets relating to industrial lining, most notably, South America and Australia, where margins are typically lower.  Our North American Sewer Rehabilitation segment experienced a $1.6 million, or 6.2 percent, decrease in gross profit compared to the fourth quarter of 2009.  This decrease was attributable to lower margin projects executed and inefficiencies in certain operations as a result of severe weather conditions.  These weather conditions have persisted into the first quarter of 2011, and we anticipate a negative impact to North American Sewer Rehabilitation operations for the first quarter of 2011.  Our European Sewer Rehabilitation segment was relatively flat in gross profit during the fourth quarter of 2010; however, we experienced a 190 basis point improvement in gross margin percentage during the same time period.  The improved gross margin was due principally to our decision to exit contracting markets in Eastern Europe and focus on the more profitable regions of Europe and third party tube sales.  We expect European margins to continue to improve in 2011 compared to 2010. Gross profit in our Asia-Pacific Sewer Rehabilitation segment decreased slightly, as a result of continued weakness in India from older, lower margin projects.  This decline was partially offset by growth in our Singaporean and Australian operations where gross profits were strong.  Gross profit in our Water Rehabilitation segment decreased by $0.5 million due primarily to lower margin projects in the United States as we continued to perform pilot projects for InsituMain® and expand the technical envelope of the product.

Consolidated operating expenses for the fourth quarter of 2010 were $35.5 million, a decrease of $5.6 million, or 13.6 percent, compared to the prior-year period.  As discussed earlier, fourth quarter 2009 results were negatively impacted by restructuring and acquisition-related pre-tax charges of $5.5 million within the operating expense section.  Excluding these one-time costs, operating expenses for the fourth quarter of 2010 were relatively in line with the prior year, despite business unit expansion during 2010.  Fourth quarter 2010 included operating expenses for DDJ and our Singaporean operations, which were not included in the fourth quarter 2009 results.  These additional expenses were offset by cost reductions in both North American Sewer Rehabilitation and Europe Sewer Rehabilitation from continued cost reduction initiatives implemented throughout the year.

Consolidated operating income in the fourth quarter of 2010 was $24.8 million, a $1.4 million, or 6.2 percent increase, from the fourth quarter of 2009, excluding the non-recurring restructuring and acquisition related expenses (non-GAAP).

For the full year of 2010, consolidated revenues increased $188.1 million, or 25.9 percent, to $915.0 million from $726.9 million during the full year of 2009.  Gross profit increased $39.0 million, or 20.5 percent, to $229.6 million compared to the prior year.  Revenues and gross profit were primarily impacted by strong growth from our Energy and Mining segment as well as the full year results of Corrpro and Bayou.  North American Sewer Rehabilitation gross profit improved due to higher revenues but gross profit margin declined primarily due to isolated project execution issues.  Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased principally as a result of the increase in revenues from the addition of our Singaporean operations and full year results for our Australian and Hong Kong operations.  Gross profit margin in Asia was negatively impacted as a result of significant project writedowns over technical changes and delays in India.  Gross profit in our Water Rehabilitation segment increased by $0.3 million as we continued to validate InsituMain®.  Operating expenses, excluding the impacts of acquisition-related and restructuring charges, increased $13.7 million, or 10.5 percent, to $144.2 million in 2010 compared to 2009.  This increase in operating expenses includes full year results from our Energy and Mining segment, including the Bayou and Corrpro acquisitions, Bayou Canada and DDJ, and growth in our Asia-Pacific Sewer Rehabilitation business which includes our new Singaporean operation and full year operating expenses for our Hong Kong and Australian businesses.  The increase was partially offset by lower operating expenses in our other three segments, specifically $8.4 million in European Sewer Rehabilitation and $1.9 million in North American Sewer Rehabilitation.  These decreases were primarily the result of the previously discussed cost reduction measures implemented in both segments.  As a result of the foregoing, consolidated operating income, excluding the impacts of acquisition-related and restructuring charges, increased $25.8 million, or 42.1 percent, to $87.0 million for 2010 compared to 2009 (non-GAAP).

Excluding restructuring and acquisition related expenses, income from continuing operations increased in 2010 by $21.7 million, or 55.6 percent, to $60.6 million, or $1.54 per diluted share, from $38.9 million, or $1.04 per diluted share, in 2009 (non-GAAP).

Total contract backlog decreased to $408.7 million at December 31, 2010 compared to $454.6 million at September 30, 2010 and $463.4 million at December 31, 2009.

Contract backlog in our North American Sewer Rehabilitation segment at December 31, 2010 was $155.7 million, representing a decrease of $29.4 million, or 15.9 percent, compared to September 30, 2010.  Contract backlog decreased $25.2 million, or 13.9 percent, compared to December 31, 2009.  Orders were relatively low during the fourth quarter of 2010, as a result of a number of project bid delays to first quarter 2011, particularly in the western United States.  However, market conditions remain solid for 2011.  We are experiencing an increase in bidding activity during the first quarter throughout North America.

Contract backlog at December 31, 2010 in our European Sewer Rehabilitation segment decreased by $2.7 million, or 10.4 percent, to $23.3 million compared to $26.0 million at September 30, 2010, and by $13.9 million, or 37.4 percent, compared to $37.2 million at December 31, 2009.  While down from December 2009 levels, contract backlog in the segment reflect market weakness in France and the United Kingdom coupled with our restructuring efforts in 2009, which led to our exit from several unprofitable markets.  In 2011, we expect to see modest recovery in market conditions in most of Europe, and we anticipate a healthy recovery in the United Kingdom market.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $79.8 million at December 31, 2010 compared to $81.3 million at September 30, 2010, and $57.4 million at December 31, 2009.  The decrease in contract backlog from September 30, 2010 was primarily due to the slow development of the bid table in India.  We now have specific bid dates on a number of sizeable bids in India toward the end of the first quarter of 2011, and we are optimistic about continued project flow during 2011.  Backlog remains very strong in Australia, Singapore and Hong Kong as these markets continue to develop and we expand our sales and operating capability.

Water Rehabilitation contract backlog was $3.8 million at December 31, 2010 compared to $5.9 million at September 30, 2010 and $7.7 million at December 31, 2009.  We continued to expand our operational capabilities during the fourth quarter and anticipate significant project bids being released during the first and second quarters of 2011.

Energy and Mining contract backlog was $146.1 million at December 31, 2010 compared to $156.3 million at September 30, 2010 and $180.2 million at December 31, 2009.  Contract backlog for our industrial lining business increased to a record level, $64.4 million, at December 31, 2010, an increase of $11.5 million from September 30, 2010, and $7.2 million from December 31, 2009.  This increase was primarily due to recent wins in South America along with other incremental improvements in United Pipeline System’s primary geographies.  Bayou’s pipeline coating and related services backlog was $24.8 million at December 31, 2010.  Since year-end we have picked up approximately $15.0 million in new orders for Bayou’s New Iberia coating operation, and we have good line of sight on more significant onshore gas pipeline coating projects that could fill the capacity of our coating facilities for the balance of 2011. Corrpro backlog remains strong.  At December 31, 2010, backlog in Corrpro was $56.9 million, slightly higher than backlog at December 31, 2009.  We continue to experience strong, sustained market opportunities on a global basis for each of our energy and mining businesses and we expect to see continued positive growth trends for the foreseeable future due to stronger oil, gas and mining commodity markets.

Unrestricted cash increased by $16.6 million, or 16.9 percent, to $114.8 million at December 31, 2010 from $98.2 million at September 30, 2010, principally as a result of improved net income and enhanced working capital management, including a slight improvement in DSOs.  Unrestricted cash also increased by $8.8 million from December 31, 2009.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 1, 2010.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release excluding certain factors that impacted income and diluted earnings per share. The (non-GAAP) earnings excludes the earnings impact of the exclusion of restructuring charges and acquisition and related costs.  Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows it to more accurately compare the Company’s ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain®, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:          Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$246,016	$213,806	$914,975	$726,866
Cost of revenues	185,734	154,926	685,395	536,275
Gross profit	60,282	58,880	229,580	190,591
Operating expenses	35,455	36,716	144,245	130,555
Restructuring and other non-recurring charges	―	4,025	―	4,025
Acquisition-related expenses	―	275	(1,700)	6,894
Operating income	24,827	17,864	87,035	49,117
Other income (expense):
Interest expense	(2,487)	(2,492)	(8,691)	(8,296)
Interest income	92	216	332	520
Other	(991)	768	(947)	1,423
Total other expense	(3,386)	(1,508)	(9,306)	(6,353)
Income before taxes on income	21,441	16,356	77,729	42,764
Taxes on income	5,422	4,877	23,040	12,561
Income before equity in earnings of affiliated companies	16,019	11,479	54,689	30,203
Equity in earnings of affiliated companies, net of tax	1,821	488	7,291	1,192
Income before discontinued operations	17,840	11,967	61,980	31,395
Loss from discontinued operations, net of tax	(7)	(134)	(100)	(4,070)
Net income	17,833	11,833	61,880	27,325
Less: net income attributable to noncontrolling interests	(419)	(151)	(1,418)	(1,154)
Net income attributable to common stockholders	$17,414	$11,682	$60,462	$26,171

Earnings (loss) per share:
Basic:
Income from continuing operations	$0.44	$0.31	$1.55	$0.81
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.11)
Net income	$0.44	$0.30	$1.54	$0.70
Diluted:
Income from continuing operations	$0.44	$0.31	$1.54	$0.81
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.11)
Net income	$0.44	$0.30	$1.53	$0.70

Weighted average number of shares:
Basic	39,063,200	38,525,579	39,040,386	37,134,295
Diluted	39,493,386	39,010,750	39,413,880	37,513,527

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF INCOME RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

		Non-recurring charges
	Three Months Ended December 31, 2009	Acquisition Costs	Europe Restructuring Costs	Corrpro Restructuring Costs	Results Excluding Non- recurring Charges

Revenues	$213,806	$–	$–	$–	$213,806
Cost of revenues	154,926	–	–	–	154,926
Gross profit	58,880	–	–	–	58,880
Operating expenses	36,716	–	(1,217)	–	35,499
Restructuring and other non- recurring charges	4,025	–	(3,349)	(676)	–
Acquisition-related expenses	275	(275)	–	–	–
Operating income	17,864	275	4,566	676	23,381
Other income (expense):
Interest expense	(2,492)	–	–	–	(2,492)
Interest income	216	–	–	–	216
Other	768	–	–	–	768
Total other expense	(1,508)	–	–	–	(1,508)
Income before taxes on income	16,356	275	4,566	676	21,873
Taxes on income	4,877	79	1,190	256	6,402
Income before equity in earnings of affiliated companies	11,479	196	3,376	420	15,471
Equity in earnings of affiliated companies	488	–	–	–	488
Income before discontinued operations	11,967	196	3,376	420	15,959
Loss from discontinued operations, net of tax	(134)	–	–	–	(134)
Net income	11,833	196	3,376	420	15,825
Less income attributable to noncontrolling interests	(151)	–	–	–	(151)
Net income attributable to common stockholders	$11,682	$196	$3,376	$420	$15,674

Earnings (loss) per share:
Basic:
Income from continuing operations	$0.31				$0.41
Loss from discontinued operations	(0.01)				(0.01)
Net income	$0.30				$0.40
Diluted:
Income from continuing operations	$0.31				$0.41
Loss from discontinued operations	(0.01)				(0.01)
Net income	$0.30				$0.40

Weighted average number of shares:
Basic	38,525,579				38,525,579
Diluted	39,010,750				39,010,750

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF INCOME RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

		Non-recurring Charges
	Twelve Months Ended December 31, 2009	Acquisition Costs	Europe Restructuring Costs	Corrpro Restructuring Costs	Results Excluding Non- recurring Charges

Revenues	$726,866	$–	$–	$–	$726,866
Cost of revenues	536,275	–	–	–	536,275
Gross profit	190,591	–	–	–	190,591
Operating expenses	130,555	–	(1,217)	–	129,338
Restructuring and other non- recurring charges	4,025	–	(3,349)	(676)	–
Acquisition-related expenses	6,894	(6,894)		–	–
Operating income	49,117	6,894	4,566	676	61,253
Other income (expense):
Interest expense	(8,296)	–	–	–	(8,296)
Interest income	520	–	–	–	520
Other	1,423	–	–	–	1,423
Total other expense	(6,353)	–	–	–	(6,353)
Income before taxes on income	42,764	6,894	4,566	676	54,900
Taxes on income	12,561	2,005	1,190	256	16,012
Income before equity in earnings of affiliated companies	30,203	4,889	3,376	420	38,888
Equity in earnings of affiliated companies	1,192	–	–	–	1,192
Income before discontinued operations	31,395	4,889	3,376	420	40,080
Loss from discontinued operations, net of tax	(4,070)	–	–	–	(4,070)
Net income	27,325	4,889	3,376	420	36,010
Less income attributable to noncontrolling interests	(1,154)	–	–	–	(1,154)
Net income attributable to common stockholders	$26,171	$4,889	$3,376	$420	$34,856

Earnings (loss) per share:
Basic:
Income from continuing operations	$0.81				$1.05
Loss from discontinued operations	(0.11)				(0.11)
Net income	$0.70				$0.94
Diluted:
Income from continuing operations	$0.81				$1.04
Loss from discontinued operations	(0.11)				(0.11)
Net income	$0.70				$0.93

Weighted average number of shares:
Basic	37,134,295				37,134,295
Diluted	37,513,527				37,513,527

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues:
North American Sewer Rehabilitation	$104,587	$95,369	$400,638	$354,418
European Sewer Rehabilitation	22,488	23,926	74,050	85,993
Asia-Pacific Sewer Rehabilitation	10,887	11,102	43,493	33,256
Water Rehabilitation	2,778	2,781	14,548	11,521
Energy and Mining	105,276	80,628	382,246	241,678
Total revenues	$246,016	$213,806	$914,975	$726,866

Gross profit (loss):
North American Sewer Rehabilitation	$24,802	$26,431	$93,078	$91,346
European Sewer Rehabilitation	6,445	6,420	20,526	22,774
Asia-Pacific Sewer Rehabilitation	2,443	2,650	10,108	9,032
Water Rehabilitation	(249)	289	559	254
Energy and Mining	26,841	23,090	105,309	67,185
Total gross profit	$60,282	$58,880	$229,580	$190,591

Operating income (loss):
North American Sewer Rehabilitation	$12,669	$12,513	$42,029	$38,357
European Sewer Rehabilitation (1)	2,521	(3,125)	5,116	(1,005)
Asia-Pacific Sewer Rehabilitation	(356)	1,012	105	3,419
Water Rehabilitation	(651)	(207)	(1,336)	(2,578)
Energy and Mining(2)	10,644	7,671	41,121	10,924
Total operating income	$24,827	$17,864	$87,035	$49,117
       _______________

(1)
Operating income for the three and twelve months ended December 31, 2009 for the European Sewer Rehabilitation segment included $4.6 million in reorganization expenses, which consisted of employee severance and lease cancellation costs, along with write-downs of certain assets as a result of the exit from various markets.

(2)
Operating income for the three and twelve months ended December 31, 2009 for the Energy and Mining segment included $0.3 million and $6.9 million, respectively, of acquisition related costs and expenses associated with the acquisitions of Bayou, Corrpro and Bayou Perma-Pipe Canada.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)

Backlog	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
(in millions)
North American sewer rehabilitation	$155.7	$185.1	$206.6	$208.6	$180.9
European sewer rehabilitation	23.3	26.0	22.7	24.7	37.2
Asia-Pacific sewer rehabilitation	79.8	81.3	76.0	73.3	57.4
Water rehabilitation	3.8	5.9	8.8	2.9	7.7
Energy and Mining	146.1	156.3	161.1	187.6	180.2
Total	$408.7	$454.6	$475.2	$497.1	$463.4

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

Insituform Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2010 and 2009
(In thousands, except share information)

	December 31, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$114,829	$106,064
Restricted cash	745	1,339
Receivables, net	178,994	147,835
Retainage	28,726	22,656
Costs and estimated earnings in excess of billings	69,544	64,821
Inventories	42,524	32,125
Prepaid expenses and other assets	30,031	28,977
Current assets of discontinued operations	1,193	1,189
Total current assets	466,586	405,006
Property, plant and equipment, less accumulated depreciation	160,529	148,435
Other assets
Goodwill	182,141	180,506
Identified intangible assets, less accumulated amortization	73,170	78,311
Investments in affiliated companies	28,379	27,581
Deferred income tax assets	4,115	4,324
Other assets	4,260	8,827
Total other assets	292,065	299,549
Non-current assets of discontinued operations	2,607	3,304

Total Assets	$921,787	$856,294

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$147,812	$148,075
Billings in excess of costs and estimated earnings	12,612	12,697
Current maturities of long-term debt, line of credit and notes payable	13,028	12,742
Current liabilities of discontinued operations	43	339
Total current liabilities	173,495	173,853
Long-term debt, less current maturities	91,715	101,500
Deferred income tax liabilities	32,330	24,570
Other liabilities	8,916	12,849
Non-current liabilities of discontinued operations	150	–
Total liabilities	306,606	312,772

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000 and 60,000,000; shares issued and outstanding 39,246,015 and 38,933,944	392	389
Additional paid-in capital	251,578	242,563
Retained earnings	347,249	286,787
Accumulated other comprehensive income	6,587	8,313
Total stockholders’ equity before noncontrolling interests	605,806	538,052
Noncontrolling interests	9,375	5,470
Total equity	615,181	543,522

Total Liabilities and Equity	$921,787	$856,294

Insituform Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(In thousands)

	2010	2009
Cash flows from operating activities:
Net income	$61,880	$27,325
Loss from discontinued operations	(100)	(4,070)
Income from continuing operations	61,980	31,395
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	30,732	28,440
(Gain) loss on sale of fixed assets	73	641
Equity-based compensation expense	6,713	4,839
Deferred income taxes	8,024	3,994
Equity in earnings of affiliated companies	(7,291)	(1,192)
Other	(1,886)	(3,998)
Changes in operating assets and liabilities:
Restricted cash	538	567
Return on equity method investments	7,803	2,537
Receivables net, retainage and costs and estimated earnings in excess of billings	(39,214)	(19,363)
Inventories	(9,677)	954
Prepaid expenses and other assets	(539)	8,991
Accounts payable and accrued expenses	(3,781)	491
Net cash provided by operating activities of continuing operations	53,475	58,296
Net cash provided by (used in) operating activities of discontinued operations	(446)	6,162
Net cash provided by operating activities	53,029	64,458

Cash flows from investing activities:
Capital expenditures	(36,858)	(21,837)
Proceeds from sale of fixed assets	482	1,855
Purchase of remaining interests in Hong Kong and Australian joint ventures	–	(278)
Patent expenditures	(1,346)	(2,705)
Purchase of Garneau, Inc. assets	–	(11,346)
Purchase of Singapore licensee	(1,257)	–
Proceeds from net foreign investment hedges	–	6,818
Purchase of Bayou and Corrpro, net of cash acquired	–	(209,714)
Net cash used in investing activities of continuing operations	(38,979)	(237,207)
Net cash provided by investing activities of discontinued operations	–	798
Net cash used in investing activities	(38,979)	(236,409)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax effect of stock option exercises	2,302	128,998
Distributions/dividends to noncontrolling interests	(398)	(959)
Proceeds from notes payable	1,986	2,637
Principal payments on notes payable	(1,808)	(4,159)
Investments by noncontrolling interests	2,578	4,107
Purchase of noncontrolling interests in Insituform Linings	–	(3,979)
Principal payments on long-term debt	(10,000)	(7,500)
Proceeds from long-term debt	–	53,700
Net cash provided by (used in) financing activities	(5,340)	172,845
Effect of exchange rate changes on cash	55	5,849
Net increase in cash and cash equivalents for the period	8,765	6,743
Cash and cash equivalents, beginning of year	106,064	99,321
Cash and cash equivalents, end of year	$114,829	$106,064